Exhibit 99.1
Chart Industries Announces New CEO

ATLANTA, June 13, 2018 (GLOBE NEWSWIRE) -- Chart Industries, Inc. (NASDAQ: GTLS) announced today that the Board of Directors has named Jillian C. Evanko as Chief Executive Officer and President and has elected her to the Board of Directors, effective immediately. Ms. Evanko has served as Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer of Chart since March 2017. She succeeds William C. Johnson who has been terminated without cause, in accordance with his employment contract.

Steven W. Krablin has been elected Chairman of the Board. Mr. Krablin has served as a member of the Board since July 2006 and has been the Lead Independent Director since June 2015.

“We are pleased to unanimously appoint Jill as CEO and are confident that she has the experience and skills to lead Chart into the next phase of its evolution,” said Mr. Krablin. “Jill has been instrumental in our balanced growth while simultaneously unlocking significant cost savings through operating synergies. We thank Bill for his contributions, and wish him the best in his future endeavors.”

“I would like to thank the Board for their support and the opportunity to guide Chart as we continue to deliver sustainable growth across each of our business units,” said Ms. Evanko. “Our backlog and order trends, along with our executed cost reduction activities, have positioned us to deliver on our 2018 operating objectives. At our recent investor day, we laid out a long-term strategic vision for Chart and provided expectations for what the business can achieve by 2021. We believe the execution of our strategy, including LNG projects and product innovation, will drive significant growth over the next three years and enable Chart to continue to deliver value for our shareholders.”

Chart and its Board of Directors have commenced a search for a new Chief Financial Officer. The company also announced the appointment of two corporate executives; Tom Pittet, who serves as Vice President of Tax and Treasury, will assume the additional role of Treasurer, and Michael Schmit, who has been appointed Chief Accounting Officer, in addition to his current role as Corporate Controller.

Reaffirms Annual Guidance
In conjunction with this announcement, the Company also reiterates its full-year 2018 guidance of $1.15 to $1.20 billion of revenue, and adjusted earnings per share of $1.75 to $2.00. Capital expenditures are expected to be in the range of $35 to $45 million.

About Chart Industries
Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries.  The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related.  Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and Latin America.  For more information, visit: http://www.chartindustries.com.
For more information, click here: http://ir.chartindustries.com/, or
Contact:
Jill Evanko
CEO, CFO
770-721-7739
jill.evanko@chartindustries.com